EXHIBIT 18
                                                                      ----------



NO SECURITIES REGULATORY AUTHORITY HAS EXPRESSED AN OPINION ABOUT THESE SECURITIES AND IT IS AN OFFENCE TO CLAIM OTHERWISE.

THIS SHORT FORM PROSPECTUS CONSTITUTES A PUBLIC OFFERING OF THESE SECURITIES ONLY IN THOSE JURISDICTIONS WHERE THEY MAY BE LAWFULLY OFFERED FOR SALE AND THEREIN ONLY BY PERSONS PERMITTED TO SELL SUCH SECURITIES. THESE SECURITIES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). ACCORDINGLY, THESE SECURITIES MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO A U.S. PERSON (AS SUCH TERM IS DEFINED IN REGULATION S UNDER THE 1933 ACT) AND THIS SHORT FORM PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES WITHIN THE UNITED STATES OF AMERICA.

NEW ISSUE                     SHORT FORM PROSPECTUS                JUNE 14, 2001

                                [GRAPHIC OMITTED]
                                   PRIME WEST
                                  ENERGY TRUST
                                   $82,560,000
                              8,600,000 TRUST UNITS

         The outstanding trust units (the "Trust Units") of PrimeWest Energy Trust (the "Trust") are listed on The Toronto Stock Exchange (the "TSE"). On June 13, 2001 the closing price of the Trust Units on the TSE was $9.61 per Trust Unit. The TSE has conditionally approved the listing of the Trust Units offered hereunder, subject to the fulfillment of all of the requirements of the TSE by September 6, 2001. The price of the Trust Units offered hereunder was determined by negotiation between PrimeWest Management Inc. (the "Manager"), on behalf of the Trust, and the Underwriters.

         IN THE OPINION OF COUNSEL, THE TRUST UNITS OFFERED HEREUNDER WILL, ON THE DATE OF ISSUE, BE QUALIFIED INVESTMENTS UNDER (I) THE INCOME TAX ACT (CANADA) AND THE REGULATIONS THEREUNDER FOR TRUSTS GOVERNED BY REGISTERED RETIREMENT SAVINGS PLANS, REGISTERED RETIREMENT INCOME FUNDS, DEFERRED PROFIT SHARING PLANS AND REGISTERED EDUCATION SAVINGS PLANS, AND (II) CERTAIN OTHER STATUTES AS SET OUT UNDER "ELIGIBILITY FOR INVESTMENT".

                 ----------------------------------------------
                           PRICE: $9.60 PER TRUST UNIT
                 ----------------------------------------------

                                 PRICE TO PUBLIC         UNDERWRITERS' FEE        NET PROCEEDS TO THE TRUST(1)(2)
                               --------------------    ----------------------     ------------------------------
Per Trust Unit...............         $9.60                    $0.48                          $9.12
Total........................      $82,560,000            $3,840,000 (3)                   $78,720,000

NOTES:

(1)      Before deducting expenses of this offering, estimated to be $200,000.

(2) The Trust has granted to the Underwriters an option (the "Over-Allotment Option"), exercisable for a period 30 days from the closing of the offering, to purchase up to an additional 1,290,000 Trust Units at the offering price solely to cover over-allotments, if any, and for market stabilization purposes. This prospectus qualifies the distribution of the Trust Units issuable upon the exercise of the Over-Allotment Option. If the Over-Allotment Option is exercised in full, the total Price to Public will be $94,944,000, the Underwriters' Fee will be $4,459,200 and Net Proceeds to the Trust, before deducting other expenses of the issue, will be $90,484,800. See "Plan of Distribution".

(3) The Offering includes 600,000 Trust Units to be issued and sold to the Manager at the Offering price and in respect of which no fee will be payable to the Underwriters.


         Each of Scotia Capital Inc., TD Securities Inc., BMO Nesbitt Burns Inc., Merrill Lynch Canada Inc., RBC Dominion Securities Inc. and Yorkton Securities Inc. (collectively, the "Underwriters") as principals, conditionally offer the Trust Units, subject to prior sale, if, as and when issued by the Trust and accepted by the Underwriters in accordance with the conditions contained in the underwriting agreement referred to under "Plan of Distribution" and subject to approval of certain legal matters on behalf of the Trust by Stikeman Elliott and on behalf of the Underwriters by Macleod Dixon LLP. Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription book at any time without notice. Definitive Trust Unit certificates will be available for delivery at closing, which is expected to occur on or about June 22, 2001. The Underwriters may effect transactions which stabilize or maintain the market price for the Trust Units at levels other than those which otherwise might prevail in the open market. See "Plan of Distribution".

         EACH OF SCOTIA CAPITAL INC., TD SECURITIES INC., BMO NESBITT BURNS INC. AND RBC DOMINION SECURITIES INC. IS, DIRECTLY OR INDIRECTLY, A WHOLLY-OWNED OR MAJORITY-OWNED SUBSIDIARY OF A CANADIAN CHARTERED BANK WHICH IS A LENDER TO THE TRUST, PRIMEWEST ENERGY INC. ("PRIMEWEST"), PRIMEWEST RESOURCES LTD. ("PRIMEWEST RESOURCES"), PRIMEWEST ROYALTY CORP. ("PRIMEWEST ROYALTY") AND PRIMEWEST OIL AND GAS CORP. ("PRIMEWEST OIL AND GAS"). CONSEQUENTLY, THE TRUST MAY BE CONSIDERED TO BE A CONNECTED ISSUER OF EACH OF THESE UNDERWRITERS FOR THE PURPOSES OF SECURITIES REGULATIONS IN CERTAIN PROVINCES. THE NET PROCEEDS OF THIS OFFERING WILL BE USED TO REPAY A PORTION OF THE INDEBTEDNESS OF THE TRUST TO SUCH BANKS. SEE "RELATIONSHIP AMONG THE TRUST, PRIMEWEST AND CERTAIN UNDERWRITERS" AND "USE OF PROCEEDS".

                                TABLE OF CONTENTS

ELIGIBILITY FOR INVESTMENT....................................................3
SELECTED ABBREVIATIONS AND DEFINITIONS........................................4
DOCUMENTS INCORPORATED BY REFERENCE...........................................5
PRIMEWEST ENERGY TRUST........................................................6
RECENT DEVELOPMENTS...........................................................7
DETAILS OF THE OFFERING......................................................11
PLAN OF DISTRIBUTION.........................................................11
CAPITALIZATION OF THE TRUST..................................................13
PRICE RANGE AND TRADING VOLUME OF THE TRUST UNITS............................14
RECORD OF CASH DISTRIBUTIONS.................................................14
USE OF PROCEEDS..............................................................15
RELATIONSHIP AMONG THE TRUST, PRIMEWEST AND CERTAIN UNDERWRITERS.............15
CANADIAN FEDERAL INCOME TAX CONSIDERATIONS...................................15
LEGAL MATTERS................................................................18
RISK FACTORS.................................................................19
AUDITORS, TRANSFER AGENT AND REGISTRAR.......................................19
PURCHASERS' STATUTORY RIGHTS.................................................19

SCHEDULE A
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS........................20
CERTIFICATE OF PRIMEWEST.....................................................27
CERTIFICATE OF THE UNDERWRITERS..............................................28


                           ELIGIBILITY FOR INVESTMENT

         In the opinion of Stikeman Elliott and Macleod Dixon LLP, based on legislation in effect on the date of this prospectus, the Trust Units offered hereby will not be precluded as investments, in each case subject to general investment standards and the satisfaction of additional requirements relating to investment or lending policies, standards, procedures, or goals, under or by the following statutes and where applicable, the relevant regulations:

COOPERATIVE CREDIT ASSOCIATIONS ACT (Canada)                    THE TRUSTEE ACT (Manitoba)
INSURANCE COMPANIES ACT (Canada)                                PENSION BENEFITS ACT (Ontario)
PENSION BENEFITS STANDARDS ACT, 1985 (Canada)                   AN ACT RESPECTING INSURANCE (Quebec) (in respect of
TRUST AND LOAN COMPANIES ACT (Canada)                           insurers other than guarantee fund corporations)
EMPLOYMENT PENSION PLANS ACT (Alberta)                          SUPPLEMENTAL PENSION PLANS ACT (Quebec)
LOAN AND TRUST CORPORATIONS ACT (Alberta)                       AN ACT RESPECTING TRUST COMPANIES AND SAVINGS COMPANIES
FINANCIAL INSTITUTIONS ACT (British Columbia)                   (Quebec) (for a trust company investing its own funds
THE INSURANCE ACT (Manitoba)                                    and deposits it receives and a savings company
THE PENSION BENEFITS ACT (Manitoba)                             investing its funds)


         Also, in the opinion of such counsel, the Trust Units offered hereby will, on the date of closing, be qualified investments under the INCOME TAX ACT (Canada) and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans and based on representations of the Trust and PrimeWest as to certain factual matters will not, on the date of closing, be foreign property for the purpose of the INCOME TAX ACT (Canada).

                     SELECTED ABBREVIATIONS AND DEFINITIONS

         In this short form prospectus, the abbreviations set forth below have the following meanings:

"BBL" means one barrel.

"BBLS/D" means barrels per day.

"BCF" means one billion cubic feet

"BOE" means barrels of oil equivalent. A barrel of oil equivalent is determined by converting a volume of natural gas to barrels using the ratio of 6 mcf to one barrel. These conversion factors are not based on energy content or price.

"BOE/D" means one barrel of oil equivalent per day.

"MBBLS" means one thousand barrels.

"MMBBLS" means one million barrels.

"MCF" means one thousand cubic feet.

"MLT" means one thousand long tons.

"MMBOE" means one million boe.

"MMCF" means one million cubic feet.

"MCF/D" means one thousand cubic feet per day.

"MMCF/D" means one million cubic feet per day.

"NGL" means natural gas liquids.

         In this short form prospectus, the following terms shall have the meanings indicated:

"ESTABLISHED RESERVES" means those reserves determined to be Proved Reserves, plus those reserves determined to be Probable Reserves, the Probable Reserves being reduced by 50% to reflect the risks associated with recovery of those reserves.

"PROBABLE RESERVES" means those reserves which analysis of drilling, geological, geophysical and engineering data does not demonstrate to be proved, but where such analysis suggests the likelihood of their existence and future recovery under current technology and existing or anticipated economic conditions. Probable reserves to be obtained by the application of enhanced recovery processes will be the increased recovery over and above estimated Proved Reserves which can be realistically estimated for the pool on the basis of enhanced recovery processes which can be reasonably expected to be instituted in the future.

"PROVED RESERVES" means those reserves estimated as recoverable with a high degree of certainty under current technology and existing economic conditions, in the case of constant price and cost analyses, and anticipated economic conditions, in the case of escalated cost and price analyses, from that portion of a reservoir which can be reasonably evaluated as economically productive on the basis of analysis of drilling, geological, geophysical and engineering data, including the reserves to be obtained by enhanced recovery processes demonstrated to be economic and technically successful in the subject reservoir.

                      DOCUMENTS INCORPORATED BY REFERENCE

         INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS SHORT FORM PROSPECTUS FROM DOCUMENTS FILED WITH SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of PrimeWest Management Inc., the manager of PrimeWest Energy Trust, at 4700, 150 - 6th Avenue S.W., Calgary, Alberta, T2P 3Y7 (telephone (403) 234-6600). For the purpose of the Province of Quebec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Secretary of PrimeWest Management Inc. at the above-mentioned address and telephone number.

         The following documents of the Trust, filed with the various provincial securities commissions or similar authorities in Canada, are specifically incorporated into and form an integral part of this short form prospectus:

         (a) the Renewal Annual Information Form of the Trust dated May 14, 2001, including management's discussion and analysis of the financial condition and operations of the Trust for the year ended December 31, 2000 incorporated therein, and the attached
                  (i) audited consolidated financial statements of Cypress Energy Inc. ("Cypress") as at and for the years ended December 31, 1998, 1999 and 2000, together with the notes thereto and the auditors' report thereon, (ii) audited consolidated financial statements of Reserve Royalty Corporation ("Reserve Royalty") as at and for the years ended December 31, 1998 and 1999, together with the notes thereto and the auditors report thereon, and (iii) unaudited consolidated financial statements of Reserve Royalty as at and for the six months ended June 30, 2000, together with the notes thereto;

         (b) the audited consolidated financial statements of the Trust as at and for the years ended December 31, 1999 and 2000, together with the notes thereto and the auditors' report thereon;

         (c) management's discussion and analysis of the financial condition and operations of the Trust and the unaudited consolidated financial statements of the Trust as at and for the three months ended March 31, 2001;

         (d) the Management Proxy Circular of the Trust dated April 10, 2001, relating to the annual general and special meeting of the holders of Trust Units of the Trust held on June 5, 2001 (excluding those portions thereof which, pursuant to National Instrument 44-101 of the Canadian Securities Administrators, are not required to be incorporated by reference herein); and

         (e) the material change report of the Trust dated February 23, 2001 in respect of the offer to purchase all of the issued and outstanding shares of Cypress.

         Any of the following documents, if filed by the Trust with the provincial securities commissions or similar authorities in Canada after the date of this short form prospectus and before the termination of the offering, are deemed to be incorporated by reference in this short form prospectus:

         (a) material change reports (except confidential material change reports);

         (b)      comparative interim financial statements;

         (c) comparative financial statements for the Trust's most recently completed financial year, together with the accompanying report of the auditor; and

         (d) information circulars (other than any disclosure comparable to the portion of the Management Proxy Circular of the Trust dated April 10, 2001 which is not incorporated in this short form prospectus).

         Documents are not incorporated by reference to the extent their contents are modified or superseded by a statement contained in this short form prospectus or in any other subsequently filed document that is also incorporated by reference in this short form prospectus.

                             PRIMEWEST ENERGY TRUST

THE TRUST

         The Trust is an open-end investment trust created under the laws of Alberta pursuant to a declaration of trust dated as of August 2, 1996, among the settlor of the Trust, PrimeWest and Montreal Trust Company of Canada, as amended (the "Declaration of Trust"). The beneficiaries of the Trust are the holders of Trust Units ("Unitholders"). The Trust's principal and head office is located at 4700, 150 - 6th Avenue S.W., Calgary, Alberta T2P 3Y7.

         The principal undertaking of the Trust is to acquire and hold, directly and indirectly, interests in petroleum and natural gas properties and assets related thereto. One of the Trust's primary assets is currently a royalty (the "Royalty") equal to approximately 99% of the net cash flow generated by the petroleum and natural gas interests held by PrimeWest, PrimeWest Resources, PrimeWest Royalty and PrimeWest Oil and Gas (collectively, the "PrimeWest Operating Corporations"), after certain costs, expenditures and deductions, and gross overriding royalty interests in crude oil and natural gas properties primarily located in western Canada. The net cash flow received by the Trust is distributed monthly to Unitholders. The Trust also lends money to the PrimeWest Operating Corporations to allow them to make further acquisitions and develop their properties. The interest income earned on such funds is also distributed monthly to Unitholders.

         The structure of the Trust and the flow of funds from the petroleum and natural gas properties owned by the PrimeWest Operating Corporations, and from gross overriding royalties owned directly by the Trust, to PrimeWest and the Manager, and from the Trust to Unitholders, is set forth in more detail on page 2 of the Trust's Renewal Annual Information Form incorporated herein by reference.


PRIMEWEST

         PrimeWest was incorporated under the BUSINESS CORPORATIONS ACT (Alberta) (the "ABCA") on March 4, 1996. The head, principal and registered office of PrimeWest is located at 4700, 150 - 6th Avenue S.W., Calgary, Alberta T2P 3Y7. All of the issued and outstanding shares of PrimeWest are held by the Manager.


PRIMEWEST SUBSIDIARIES

         PrimeWest and the Trust have three active subsidiaries: PrimeWest Resources, PrimeWest Royalty and PrimeWest Oil and Gas. Those subsidiaries were used to acquire Venator Petroleum Company Ltd. ("Venator"), Reserve Royalty and Cypress, respectively.

         The business of each of the PrimeWest Operating Corporations is the acquisition, development and exploitation of petroleum and natural gas properties and the production and marketing of petroleum and natural gas.

         The capital structure of PrimeWest Resources includes exchangeable shares (the "Venator Exchangeable Shares"). The Venator Exchangeable Shares were issued in connection with the acquisition of Venator. There are currently issued and outstanding 871,985 Venator Exchangeable Shares, which are exchangeable into 1,000,516 Trust Units based on a ratio which is adjusted on each date following the acquisition of Venator that the Trust pays a distribution to its Unitholders. The exchange ratio was initially one Trust Unit for each Venator Exchangeable Share and is increased monthly based on the distributions of the Trust. The current exchange ratio is 1.1474 Trust Units for each Venator Exchangeable Share.

         The capital structure of PrimeWest Oil and Gas also includes exchangeable shares (the "Cypress Exchangeable Shares"). The Cypress Exchangeable Shares were issued in connection with the acquisition of Cypress. See "Recent Developments - Acquisition of Cypress". There are currently issued and outstanding 4,262,845 Cypress Exchangeable Shares, which are exchangeable into 4,448,961 Trust Units based on a ratio which is adjusted on each date following the acquisition of Cypress that the Trust pays a distribution to its Unitholders. The exchange ratio was initially one Trust Unit for each Cypress Exchangeable Share and is increased monthly based on the amount of the distributions of the Trust divided by the Trust Unit price. The current exchange ratio is 1.04366 Trust Units for each Cypress Exchangeable Share. The outstanding Cypress Exchangeable Shares are traded on the TSE under the trading symbol "PWX".

THE MANAGER

         The Manager was incorporated on March 4, 1996 under the ABCA. The head, principal and registered office of the Manager is located at 4700, 150 - 6th Avenue S.W., Calgary, Alberta T2P 3Y7.

         The Manager provides administrative services to the Trust and assists in the management of the business and affairs of the PrimeWest Operating Corporations including managing the operation (where one of those entities has been appointed operator) and administration of the petroleum and natural gas properties owned by the PrimeWest Operating Corporations.


                               RECENT DEVELOPMENTS

ACQUISITION OF CYPRESS

         On February 16, 2001, the Trust and Cypress entered into an agreement pursuant to which the Trust agreed to make an $800 million (including assumed debt of $179 million) offer to acquire all of the outstanding shares of Cypress on the basis of $14.00 cash, to an aggregate maximum of $60 million, or, at the option of each Cypress shareholder, 1.45 Trust Units per share or 1.45 Cypress Exchangeable Shares per share, to an aggregate maximum of 5.44 million Cypress Exchangeable Shares.

         The Trust completed the acquisition of Cypress on March 29, 2001, and in doing so became the largest gas-weighted royalty trust in Canada.

         The Trust issued approximately 50.2 million Trust Units, and PrimeWest Oil and Gas issued approximately 5.44 million Cypress Exchangeable Shares and paid approximately $60 million in cash as consideration for the acquisition of all of the outstanding shares of Cypress. PrimeWest Oil and Gas also assumed Cypress' debt of approximately $179 million.

SELECTED PRO FORMA INFORMATION

         The acquisition of Cypress added Established Reserves of approximately
17.6 mmbbls of oil and natural gas liquids and 250.6 bcf of natural gas, in each case as at January 1, 2001, for total incremental Established Reserves (including Cypress' acquisition of Ranchero Energy Inc. ("Ranchero") which closed on March 23, 2001) of approximately 59.3 mmboe.

         At the time of the announcement of the Trust's agreement to offer to acquire Cypress, the properties owned by Cypress and Ranchero were producing at a rate of 19,500 boe/d, consisting of 85 mmcf/d of natural gas and 5,400 bbls/d of crude oil and natural gas liquids.

         The following table sets forth information regarding Established Reserves and information regarding production for the Trust, Cypress and Ranchero as at December 31, 2000, as well as pro forma information for the Trust as at that date after giving effect to the acquisitions of Cypress and Ranchero.

AS AT DECEMBER 31, 2000 (1)                            TRUST            CYPRESS         RANCHERO         PRO FORMA
                                                     ---------        -----------     ------------      -----------
ESTABLISHED RESERVES (BEFORE ROYALTIES)
Crude Oil and NGLs (mmbbls).................             30.8              17.2            0.4              48.4
Natural Gas (bcf)...........................            232.7             242.0            8.6             483.3
Sulphur (mlt)...............................            900.0              31.0             --             931.0

FOR THE YEAR ENDED DECEMBER 31, 2000 (1)               TRUST            CYPRESS         RANCHERO         PRO FORMA
                                                     ---------        -----------     ------------      -----------
AVERAGE DAILY PRODUCTION
Crude Oil and NGLs (bbls/d).................            8,065             4,673            205            12,943
Natural Gas (mcf/d).........................           49,032            65,839          7,311           122,182
Total (boe/d)(2)............................           16,237            15,646          1,424            33,307

NOTES:

(1)      Columns may not add due to rounding.

(2) The average daily production volumes for the Trust include the impact of the acquisition of all of the shares of Venator effective April 19, 2000 and the impact of the acquisition of all of the shares of Reserve Royalty effective July 27, 2000.

         The following table sets out certain financial information for the Trust, Cypress and Ranchero, as well as unaudited pro forma consolidated financial information for the Trust, as at and for the year ended December 31, 2000, after giving effect to the acquisition by the Trust of Venator, Reserve Royalty and Cypress, and the acquisition by Cypress of Ranchero, and certain other adjustments. The following information does not take into account expected savings of general and administrative expenses related to the acquisition by the Trust of Cypress, and the acquisition by Cypress of Ranchero, changes in commodity prices since the effective dates of such information or any incremental revenues that may be generated by the exploitation and development of Cypress' or Ranchero's properties or their respective undeveloped land bases. The following information should be read in conjunction with the unaudited pro forma consolidated financial statements of the Trust as set forth in Schedule A to this short form prospectus, including the notes thereto, and the audited consolidated financial statements of Cypress as at and for the years ended December 31, 2000, 1999 and 1998 set forth at Schedule B to the Trust's Renewal Annual Information Form incorporated herein by reference.

AS AT AND FOR THE YEAR ENDED DECEMBER 31, 2000 (1)

                                                                 RESERVE
('000)                                  TRUST      VENATOR(2)   ROYALTY(3)     CYPRESS     RANCHERO     PRO FORMA(4)
                                     ---------     ----------   ----------    ---------    --------     ------------
Revenues, net of royalties......     $ 156,561      $  3,759     $ 10,091     $ 141,583    $  16,014     $ 326,809
Cash Flow.......................       112,062         1,236        1,776       109,773        6,988       217,913
Cash Available for
Distribution, aggregate.........        79,033            --           --            --           --       182,368
Cash Available for
Distribution, per trust unit....          1.80            --           --            --           --          1.83

Total Assets....................       434,237            --           --       402,823       27,143     1,385,680
Working Capital (Deficit).......          (270)           --           --       (13,526)      (1,553)       (9,830)
Long-term Debt..................        78,940            --           --       113,889        5,015       356,422
Unitholders'/Shareholders'             289,080            --           --       174,817       16,396       824,935
Equity..........................

NOTES:

(1)      All amounts are in thousands except for per trust unit amounts.

(2) Results are for the period January 1, 2000 to April 18, 2000. Results after April 18, 2000 are included in the results of the Trust.

(3) Results are for the period January 1, 2000 to July 27, 2000. Results after July 27, 2000 are included in the results of the Trust.

(4) These amounts include the effect of the acquisition fee paid to the Manager.


ADDITIONAL INCREASE TO MONTHLY DISTRIBUTION AND RELATED HEDGING ACTIVITY

         On March 5, 2001, the Trust announced that it would increase its monthly distribution rate by 10% from $0.20 to $0.22 per month, effective with the April 2001 distribution paid on May 15, 2001. The Trust expects to pay the increased distribution until at least January 2002.

         The increase in the distribution rate is supported by the accretive nature of the Cypress acquisition to Unitholders on a cash flow per Trust Unit basis, and is further supported by a series of commodity risk management structures. Those risk management structures are more fully described in the Renewal Annual Information Form of the Trust, which is incorporated herein by reference.

2000 YEAR-END OPERATING AND FINANCIAL RESULTS

         On April 11, 2001, the Trust announced its 2000 year end and fourth quarter results, as well as the results of its independent reserves appraisal as at January 1, 2001. Cash flow from operations for the year was $112.1 million, or $2.51 per Trust Unit, representing an increase of 173%, or 107% on a per Trust Unit basis, over the previous year. Production for the year averaged 16,237 boe/d, representing an increase of 8% over the previous year.

         Other operational and financial highlights included:

         o        record operating netback of $21.27 per boe, up 121% over 1999;

         o        operating expenses of $5.08 per boe, down 3% from 1999;

         o        cash G&A expenses of $0.70 per boe, down 28% over 1999;

         o        distributions represented 71% of available cash flow;

         o        net debt of $1.52 per Trust Unit, down 37% over 1999; and

         o total unitholder return (unit price appreciation plus distributions, assuming distributions are reinvested in Trust Units) of 67.8% per Trust Unit, up from 56.3% in 1999.

         Proved Reserves, excluding Cypress and Ranchero, as at January 1, 2001 were 57.1 mmboe. During 2000, 13.0 mmboe of Proved Reserves were added through acquisitions and development work. That increase was offset by 2000 production of 5.9 mmboe, resulting in a net increase in Proved Reserves of 7.1 mmboe. Development drilling, coupled with net acquisitions, replaced produced reserves by 220%. Established Reserves rose by 9% to 69.6 mmboe.

         The information in the tables below sets forth certain quarterly comparative financial and operational data which is intended to supplement the financial and operational results otherwise set forth herein and in the documents incorporated by reference herein.

             2000 AVERAGE DAILY PRODUCTION VOLUME (BEFORE ROYALTIES)
               (COMPARATIVE 1999 FIGURES ARE SHOWN IN PARENTHESES)

                                                            FOR THE QUARTER ENDED
                                  ---------------------------------------------------------------------------
                                    MARCH 31           JUNE 30           SEPTEMBER 30         DECEMBER 31
                                  --------------    ---------------     ----------------    -----------------
Crude Oil (bbls/d)                    5,763               6,038              7,087               7,422
                                     (6,154)             (5,805)            (5,957)             (5,919)
Natural Gas Liquids (bbls/d)          1,264               1,537              1,521               1,610
                                     (1,342)             (1,277)            (1,193)             (1,360)
Natural Gas (mmcf/d)                  48.13               48.39              52.10               47.49
                                     (48.91)             (47.34)            (41.27)             (48.40)

              2000 AVERAGE NETBACKS - CRUDE OIL AND NGLS (PER BBL)
               (COMPARATIVE 1999 FIGURES ARE SHOWN IN PARENTHESES)

                                                            FOR THE QUARTER ENDED
                                  ---------------------------------------------------------------------------
                                    MARCH 31           JUNE 30           SEPTEMBER 30         DECEMBER 31
                                  --------------    ---------------     ----------------    -----------------
Average net product price           $ 32.84             $ 34.17            $ 38.56             $ 38.43
                                     (15.34)             (20.58)            (23.20)             (25.85)
Royalties                              6.86                6.20               6.58                6.95
                                      (2.26)              (3.50)             (4.57)              (5.62)
Operating expenses(1)                  4.96                5.00               5.13                5.20
                                      (5.10)              (5.06)             (5.59)              (5.20)
Netback received                      21.02               22.97              26.85               26.28
                                      (7.98)             (12.02)            (13.04)             (15.03)

NOTE:

(1) Operating expenses have been allocated to crude oil and NGLs produced based on the relative production of crude oil and NGLs as compared to production of natural gas.

                  2000 AVERAGE NETBACKS - NATURAL GAS (PER MCF)
               (COMPARATIVE 1999 FIGURES ARE SHOWN IN PARENTHESES)

                                                            FOR THE QUARTER ENDED
                                  ---------------------------------------------------------------------------
                                    MARCH 31           JUNE 30           SEPTEMBER 30         DECEMBER 31
                                  --------------    ---------------     ----------------    -----------------
Average net product price            $ 3.01              $ 3.99             $ 4.20              $ 7.43
                                      (2.23)              (2.21)             (2.70)              (2.90)
Royalties                              0.53                0.74               1.03                1.26
                                      (0.44)              (0.36)             (0.44)              (0.56)
Operating expenses(1)                  0.83                0.83               0.85                0.87
                                      (0.85)              (0.84)             (0.93)              (0.87)
Netback received                       1.65                2.42               2.32                5.30
                                      (0.94)              (1.01)             (1.33)              (1.47)

NOTE:

(1) Operating expenses have been allocated to natural gas produced based on the relative production of natural gas as compared to production of crude oil and NGLs.

                    2000 CAPITAL EXPENDITURES (IN THOUSANDS)
               (COMPARATIVE 1999 FIGURES ARE SHOWN IN PARENTHESES)

                                                            FOR THE QUARTER ENDED
                                  ---------------------------------------------------------------------------
                                    MARCH 31           JUNE 30           SEPTEMBER 30         DECEMBER 31
                                  --------------    ---------------     ----------------    -----------------
Property acquisitions                 $ 1,053            $ 32,659           $ 84,349                $ 595
                                       (1,368)             (3,274)            (5,277)             (13,937)
Exploration, including drilling            --                  --                 --                   --
                                          (--)                (--)               (--)                 (--)
Development, including facilities       3,162               4,467              6,162                9,652
                                       (2,770)             (4,110)            (3,421)              (3,449)
Other(1)                                  276                 389                362                1,321
                                         (499)               (231)              (206)                (277)

NOTE:

(1) Other capital expenditures include capitalized general and administrative expenses and other corporate expenditures.


2001 FIRST QUARTER OPERATING AND FINANCIAL RESULTS

         On May 10, 2001, the Trust announced its interim operating and financial results for the three months ended March 31, 2001. Due to continued strength in commodity prices, first quarter cash flow of $43.5 million was up 143% from $17.9 million posted in the first quarter of 2000 and up 6% from $40.9 million posted in the fourth quarter of 2000. Fully diluted first quarter cash flow from operations was $0.79 per Trust Unit, up from $0.77 per Trust Unit, in the previous quarter. Cash distributions for the quarter totalled $0.60 per Trust Unit, consistent with the previous quarter.

         Production volumes for the quarter averaged 16,864 boe/d, up 12% from the first quarter of 2000 and up 4% from the Trust's average daily production during 2000.

APPOINTMENT OF DON GARNER AS PRESIDENT AND CHIEF OPERATING OFFICER

         On June 1, 2001, the Trust announced the appointment of Mr. Don Garner as President and Chief Operating Officer of PrimeWest. Most recently, Mr. Garner was President and Chief Operating Officer of Northstar Energy Corporation, where he was responsible for all operating aspects of a 55,000 boe/d operation, including the oversight of operating, capital development and acquisition expenditures exceeding $300 million annually. Prior thereto, Mr. Garner spent 19 years with Imperial Oil Limited in various capacities, most recently as the executive responsible for the Oil Sands Business Unit and as a member of Imperial's Executive Leadership Board.

         Mr. Garner replaces Mr. Hugh Gillard, who resigned in January 2001 following two years of service to the PrimeWest organization.

ANNUAL GENERAL AND SPECIAL MEETING OF UNITHOLDERS

         On June 5, 2001, the Trust held its annual general and special meeting of Unitholders. At that meeting, the Unitholders passed resolutions:

         (a) appointing Computershare Trust Company of Canada ("Computershare") as the successor to The Trust Company of Bank of Montreal as the trustee of the Trust. That appointment is expected to occur once Computershare has confirmed that it has received all required statutory registrations; and

         (b) amending the Royalty, in response to recently implemented changes to the Alberta Royalty Tax Credit regime, to ensure that PrimeWest maintains maximum flexibility with respect to claiming the Alberta Crown Royalty Tax Credit.


                             DETAILS OF THE OFFERING

         The offering consists of 8,600,000 Trust Units, and up to an additional 1,290,000 Trust Units if the Over-Allotment Option is exercised in full, at a price of $9.60 per Trust Unit. Each Trust Unit represents an equal undivided beneficial interest in the Trust. Each Trust Unit shares equally in all distributions from the Trust and all Trust Units carry equal voting rights at meetings of Unitholders. Except as otherwise set forth in the documents incorporated herein by reference, no Unitholder is liable to pay any further calls or assessments in respect of the Trust Units and no conversion, retraction, redemption or pre-emptive rights attach to the Trust Units.

         An unlimited number of Trust Units have been authorized and may be issued pursuant to the Declaration of Trust. The Declaration of Trust, among other things, provides for the calling of meetings of Unitholders, the conduct of business thereof, notice provisions, the appointment and removal of the trustee of the Trust and the form of Trust Unit certificates, and may be amended from time to time. Substantive amendments to the Declaration of Trust, including early termination of the Trust and the sale or transfer of the property of the Trust as an entirety or substantially as an entirety, will require approval by a special meeting of Unitholders at which a resolution must be passed by a majority of not less than 662/3% of the votes cast, either in person or by proxy, at such meeting or approval in writing by holders of not less than 662/3% of the outstanding Trust Units. The Declaration of Trust also restricts non-resident ownership of Trust Units to less than 50% of the outstanding Trust Units at any time in order to maintain its status as a mutual fund trust under the INCOME TAX ACT (Canada). More information regarding this restriction is set forth at pages 5 and 6 of the Trust's Renewal Annual Information Form incorporated herein by reference.

         Unitholders of record on the last business day of each month are entitled to receive cash distributions of distributable income of the Trust in respect of that month. Such distributions are made on or about the 15th day of the following month. SUBSCRIBERS FOR TRUST UNITS PURSUANT TO THIS OFFERING WILL BE UNITHOLDERS OF RECORD ON JUNE 30, 2001, PROVIDED THE OFFERING IS COMPLETED BY THAT TIME, AND ACCORDINGLY WILL IN THOSE CIRCUMSTANCES BE ENTITLED TO RECEIVE A DISTRIBUTION OF DISTRIBUTABLE CASH OF THE TRUST IN RESPECT OF JUNE 2001, PAYABLE ON OR ABOUT JULY 15, 2001.


                              PLAN OF DISTRIBUTION

         Pursuant to an agreement dated June 4, 2001 (the "Underwriting Agreement") among the Trust, PrimeWest, the Manager and the Underwriters, the Trust has agreed to issue and sell an aggregate of 8,600,000 Trust Units to the Underwriters, and the Underwriters have severally agreed to purchase such Trust Units on June 22, 2001 or on such other date as may be agreed among the parties to the Underwriting Agreement. Delivery of the Trust Units is conditional upon payment on closing of $9.60 per Trust Unit by the Underwriters to the Trust. The Underwriting Agreement provides that the Trust will pay the Underwriters' fee of $0.48 per Trust Unit (other than the 600,000 Trust Units to be issued and sold to the Manager as part of this Offering, in respect of which no fee will be payable to the Underwriters) for an aggregate fee of $3,840,000, in consideration for their services in connection with this Offering. The Offering Price of the Trust Units offered hereunder was determined by negotiation between the Underwriters and PrimeWest Management Inc. on behalf of the Trust.

         The obligations of the Underwriters under the Underwriting Agreement are several and may be terminated upon the occurrence of certain stated events. If an Underwriter fails to purchase the Trust Units which it has agreed to purchase, any one or more of the other Underwriters may, but is not obligated to, purchase such Trust Units. The Trust is not obligated to sell less than all of the Trust Units.

         The Trust has granted to the Underwriters an option (referred to herein as the "Over-Allotment Option"), exercisable for a period of 30 days from the closing of the Offering, to purchase up to an additional 1,290,000 Trust Units at a price of $9.60 per Trust Unit solely to cover over-allotments, if any, and for market stabilization purposes. If the Underwriters exercise such Over-Allotment Option in full, the Trust will be obligated to issue such Trust Units and will receive a total of an additional $11,764,800, net of commissions thereon to the Underwriters of $619,200. This prospectus also qualifies for distribution any Trust Units that are issued pursuant to the exercise of the Over-Allotment Option.

         The Trust has applied to list the Trust Units distributed under this short form prospectus on the TSE. Listing will be subject to the Trust fulfilling all of the listing requirements of the TSE.

         The Trust has agreed with the Underwriters that it will not, for the period ending 90 days after the closing of this Offering, issue or sell any Trust Units or any securities convertible into or exchangeable for Trust Units, without the prior consent of Scotia Capital Inc. on behalf of the Underwriters, other than pursuant to: (i) the Trust's Trust Unit incentive plan; (ii) any incentive payments of Trust Units to the Manager; (iii) the Trust's distribution reinvestment plan; and (iv) the exchange of Venator Exchangeable Shares and Cypress Exchangeable Shares.

         The Trust has been advised by the Underwriters that, in connection with the Offering, the Underwriters may effect transactions which stabilize or maintain the market price of the Trust Units at levels other than those which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

         The Trust Units have not been and will not be registered under the United States Securities Act of 1933, as amended (the "Securities Act") or any state securities laws, and accordingly may not be offered or sold within the United States or to U.S. Persons except in transactions exempt from the registration requirements of the Securities Act and applicable state securities laws. The Underwriting Agreement enables the Underwriters to offer and resell the Trust Units that they have acquired pursuant to the Underwriting Agreement to certain qualified institutional buyers in the United States provided such offers and sales are made in accordance with Rule 144A under the Securities Act. Moreover, the Underwriting Agreement provides that the Underwriters will offer and sell the Trust Units outside the United States only in accordance with Regulation S under the Securities Act.

         In addition, until 40 days after the commencement of the offering, any offer or sale of Trust Units offered hereby within the United States by any dealer (whether or not participating in the offering) may violate the registration requirements of the Securities Act if such offer or sale is made otherwise than in accordance with Rule 144A under the Securities Act.

                           CAPITALIZATION OF THE TRUST

         The following table sets forth the consolidated capitalization of the Trust as at March 31, 2001, and as at April 30, 2001, both before and after giving effect to the offering:

('000 IN TABLE)
                                                                                 AS AT
                                                                             APRIL 30, 2001              AS AT
                                                                             BEFORE GIVING           APRIL 30, 2001
                                                          AS AT              EFFECT TO THE        AFTER GIVING EFFECT
                                                     MARCH 31, 2001             OFFERING            TO THE OFFERING
DESIGNATION                       AUTHORIZED           (UNAUDITED)            (UNAUDITED)            (UNAUDITED)(6)
-----------                     ---------------    --------------------    -------------------    ---------------------
Long Term Debt (1)(2)..........                          $320,143                $336,135               $257,615 (7)
Unitholders' Equity (3)........    Unlimited             $819,555 (4)            $805,395 (5)           $883,915(8)
                                                    (102,026 Trust Units)  (102,628 Trust Uits)   (111,228 Trust Units)

NOTES:

(1) As at March 31, 2001, the Trust and the PrimeWest Operating Corporations had a revolving credit facility to a maximum of $350,000,000, with the borrowing base thereunder set at $350,000,000, and a bridge facility to a maximum of $50,000,000 which is due September 30, 2001. The revolving period under the revolving credit facility is currently to expire on May 31, 2002. That revolving period may be extended, at the option of the lenders, for a further 364 days. If the lenders convert the revolving credit facility to a non-revolving credit facility, the amounts outstanding under the facility become repayable in quarterly instalments over a period not exceeding three years with the amount of each instalment determined by the lenders at the beginning of the non-revolving period by reference to PrimeWest's anticipated production profile over that period. The cost of funds borrowed under the credit facilities is calculated by reference to the Canadian Imperial Bank of Commerce's prime rate or United States base rate or a specified adjusted interbank deposit rate, stamping fee or discount rate, depending on the form of borrowing. Security for amounts outstanding is provided by, among other things, floating charge oil and gas debentures over all of the present and after-acquired assets of the Trust and the PrimeWest Operating Corporations.

(2)      Includes current portion of long-term debt.

(3) Based on the issuance of 8,600,000 Trust Units for an aggregate of $82,560,000, less the Underwriters' fee of $3,840,000 and expenses of the issue estimated to be $200,000. The net proceeds of this issue are estimated to be $78,520,000, which will be initially applied to the credit facilities described in Note 1 above, and thereafter used to fund future acquisitions and capital expenditures and for general corporate purposes.

(4) As at March 31, 2001, the Trust's Unitholders' equity consisted of $983,150,000 of net capital contributions and $67,204,000 of accumulated income, less $227,301,000 of accumulated cash distributions and $3,498,000 of accumulated dividends. As at March 31, 2001, the Trust had outstanding 3,853,402 unit appreciation rights ("UARs") pursuant to the Trust's Trust Unit incentive plan. Of these UARs, 1,731,242 were vested and would result in the issuance of 1,235,170 Trust Units if exercised. In addition, 879,431 Venator Exchangeable Shares exchangeable into 989,887 Trust Units and 5,440,000 Cypress Exchangeable Shares exchangeable into 5,440,000 Trust Units were outstanding at March 31, 2001.

(5) As at April 30, 2001, the Trust's Unitholders' Equity consisted of $984,864,900 of net capital contributions and $74,003,700 of accumulated income, less $249,880,000 of accumulated cash distributions and $3,594,000 of accumulated dividends. As at April 30, 2001, the Trust had outstanding 3,909,286 UARs pursuant to the Trust's Trust Unit incentive plan. Of these UARs, 1,731,875 were vested and would result in the issuance of 1,440,003 Trust Units if exercised. In addition, 876,270 Venator Exchangeable Shares exchangeable into 995,968 Trust Units, and 4,987,778 Cypress Exchangeable Shares, exchangeable into 5,097,908 Trust Units, were outstanding as at April 30, 2001.

(6) Long Term Debt reflects the net proceeds of the offering of $78,520,000 after deducting underwriting fees and other expenses of the issue estimated to be $3,840,000 and $200,000, respectively.

(7)      $245,850,200 if the Over-Allotment Option is exercised in full.

(8)      $895,679,800 if the Over-Allotment Option is exercised in full.

               PRICE RANGE AND TRADING VOLUME OF THE TRUST UNITS

         The outstanding Trust Units are traded on the TSE under the trading symbol "PWI.UN". The following table sets forth the price range and trading volume of the Trust Units as reported by the TSE for the periods indicated:

PERIOD                            HIGH           LOW           VOLUME
------                            ----           ---           ------
2000
First Quarter................     $7.50         6.10        4,652,623
Second Quarter...............      8.15         6.20        7,985,786
Third Quarter................      8.85         7.65        9,590,807
Fourth Quarter...............      9.30         8.40        8,371,900

2001
January......................      9.30         8.75        3,362,969
February ....................      9.99         8.55        6,496,969
March........................      9.48         8.61       11,779,859
April........................      9.94         8.60       25,793,457
May..........................     10.62         9.26       17,800,712
June 1 - 13..................      9.98         9.54        7,348,136

         On June 13, 2001 the closing price per Trust Unit on the TSE was $9.61.


                          RECORD OF CASH DISTRIBUTIONS

         The following table sets forth the per Trust Unit amount of monthly cash distributions paid by the Trust since January 2000.

2000(1)
January ............................................................  $0.10
February ...........................................................   0.10
March ..............................................................   0.10
April ..............................................................   0.10
May ................................................................   0.13
June ...............................................................   0.16
July ...............................................................   0.16
August .............................................................   0.16
September ..........................................................   0.16
October ............................................................   0.20
November ...........................................................   0.20
December ...........................................................   0.20

Total ..............................................................  $1.77


2001
January ............................................................   0.20
February ...........................................................   0.20
March ..............................................................   0.20
April ..............................................................   0.22
May ................................................................   0.22(2)

Total ..............................................................  $1.04
                                                                      =====

NOTES:

(1) Unitholders are paid a monthly predetermined amount per Trust Unit, and the excess of distributable income over such amount, if any, is calculated and either paid to Unitholders or used to reduce debt on a periodic basis as received from PrimeWest pursuant to the Royalty.

(2) Payment will be made on June 15, 2001 to Unitholders of record on May 31, 2001.

         The Trust seeks to provide a stable stream of cash distributions, subject to fluctuations in the quantity of petroleum and natural gas substances produced, prices received for that production, hedging contract receipts and payments, taxes, management fees, direct expenses of the Trust, reclamation fund contributions, capital expenditures, operating costs, debt service charges and general and administrative expenses as determined necessary by the Manager on behalf of the Trust. The Trust receives monthly income pursuant to the Royalty in an amount determined by the directors of PrimeWest, as well as income from other sources, and distributes this income to Unitholders monthly. Currently, the Trust's monthly distributions consist of $0.10 per Trust Unit as a regular distribution and $0.12 per Trust Unit as an additional special distribution. On a periodic basis, the Trust may receive additional income pursuant to the Royalty and from other sources and such additional income may be distributed to Unitholders at that time.


                                 USE OF PROCEEDS

         The net proceeds of this issue, after payment of the Underwriters' fee of $3,840,000 ($4,459,200 if the Over-Allotment Option is exercised) and expenses of the issue estimated to be $200,000, will be approximately $78,520,000 ($90,284,800 if the Over-Allotment Option is exercised). The net proceeds will be used initially to reduce the indebtedness of the Trust and PrimeWest under the credit facilities (the "Credit Facilities") described at
Note 1 under "Capitalization of the Trust", and thereafter used to fund future acquisitions and capital expenditures and for general corporate purposes. See also "Relationship Among the Trust, PrimeWest and Certain Underwriters".


        RELATIONSHIP AMONG THE TRUST, PRIMEWEST AND CERTAIN UNDERWRITERS

         Scotia Capital Inc., TD Securities Inc., BMO Nesbitt Burns Inc. and RBC Dominion Securities Inc. are, respectively, wholly-owned or majority-owned subsidiaries of the lenders to the Trust and the PrimeWest Operating Corporations pursuant to the Credit Facilities. Accordingly, the Trust may be considered a connected issuer of Scotia Capital Inc., TD Securities Inc., BMO Nesbitt Burns Inc. and RBC Dominion Securities Inc. under applicable securities laws.

         As at April 30, 2001, $339 million was outstanding under the Credit Facilities. See Note 1 under "Capitalization of the Trust". Each of the Trust and the PrimeWest Operating Corporations are in compliance with all material terms of the agreement governing the Credit Facilities, and none of the lenders thereunder have waived any breach by the Trust or any of the PrimeWest Operating Corporations of that agreement since its execution. Neither the financial position of the Trust and PrimeWest nor the value of the security under the Credit Facilities has changed substantially since the indebtedness under the Credit Facilities was incurred.

         The decision to distribute the Trust Units offered hereby and the determination of the terms of the distribution were made through negotiations primarily between the Manager, on behalf of the Trust, and Scotia Capital Inc. on its own behalf and on behalf of the remaining Underwriters. The lenders thereunder did not have any involvement in such decision or determination, but have been advised of the issuance and the terms thereof. As a consequence of this issuance, each of Scotia Capital Inc., TD Securities Inc., BMO Nesbitt Burns Inc. and RBC Dominion Securities Inc. will receive its share of the Underwriters' fee.


                   CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

         In the opinion of Stikeman Elliott and Macleod Dixon LLP the following summary describes the principal Canadian federal income tax considerations pursuant to the INCOME TAX ACT (Canada) (the "Tax Act") and the regulations thereunder (the "Regulations") generally applicable to a subscriber who acquires Trust Units pursuant to this offering and who, for the purposes of the Tax Act and at all relevant times, is resident in Canada, holds the Trust Units as capital property and deals at arm's length with the Trust. Generally, the Trust Units will be considered to be capital property to a holder provided the holder does not hold the Trust Units in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure in the nature of trade. Certain holders who might not otherwise be considered to hold their Trust Units as capital property may, in certain circumstances, be entitled to have them treated as capital property by making the election permitted by subsection 39(4) of the Tax Act. This summary is not applicable to
(i) a subscriber that is a "financial institution", as defined in the Tax Act for the purposes of the mark-to-market rules, (ii) a subscriber an interest in which would be a "tax shelter investment" as defined in the Tax Act, or (iii) a subscriber that is a "specified financial institution" as defined in the Tax Act. Any such subscriber should consult its own tax advisor with respect to an investment in Trust Units.

         This summary is based upon the provisions of the Tax Act and the Regulations in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly announced prior to the date hereof (the "Proposed Amendments") and counsels' understanding of the current published administrative practices of the Canada Customs and Revenue Agency.

         This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account any changes in the law, whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

         This summary does not apply to holders of Trust Units who, for the purposes of the Tax Act, are not resident in Canada.

         THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER OR PROSPECTIVE HOLDER OF TRUST UNITS, AND NO REPRESENTATIONS WITH RESPECT TO THE INCOME TAX CONSEQUENCES TO ANY HOLDER OR PROSPECTIVE HOLDER ARE MADE. CONSEQUENTLY, HOLDERS AND PROSPECTIVE HOLDERS OF TRUST UNITS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF ACQUIRING TRUST UNITS PURSUANT TO THIS OFFERING, HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.

STATUS OF THE TRUST

         The Trust presently qualifies as a "mutual fund trust" as defined in the Tax Act, and this summary assumes that the Trust will so qualify on the date of the closing of this offering and continuously thereafter for the duration of its existence. In order to so qualify, there must be at least 150 Unitholders each of whom owns not less than one "block" of Trust Units having a fair market value of not less than $500. A "block" of Trust Units means 100 Trust Units if the fair market value of one Trust Unit is less than $25. In order to qualify as a mutual fund trust, the Trust cannot at any time reasonably be considered to have been established or to be maintained primarily for the benefit of non-resident persons and the undertaking of the Trust must be restricted to the investing of its funds in property (other than real property or an interest in real property), the acquiring, holding, maintaining, improving, leasing or managing of any real property (or an interest in real property) that is capital property of the Trust, or any combination of these activities. In the event that the Trust were not to qualify as a mutual fund trust, the income tax considerations would in some respects be materially different from those described below. If the Trust ceases to qualify as a mutual fund trust, the Trust Units will cease to be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans, each as defined in the Tax Act.

TAXATION OF THE TRUST

         The Trust is subject to taxation in each taxation year on its income for the year as though it were a separate individual. The taxation year of the Trust is the calendar year.

         The Trust is required to include in its income for each taxation year all amounts that it receives in respect of the Royalty, including any amounts subject to set-off in respect of any Crown charges reimbursed by it to any of the PrimeWest Operating Corporations in that year. The Trust is also required to include in its income for each taxation year all interest that accrues to it to the end of the year, or becomes receivable or is received by it before the end of the year, except to the extent that such interest was included in computing its income for a preceding taxation year.

         In computing its income the Trust may deduct reasonable administrative, interest and other expenses incurred to earn income and may amortize over a five year period the underwriting fees and other expenses of this offering and any previous offering. The Trust may also deduct, in computing its income for a year, an amount not exceeding 10% of any positive balance of its cumulative Canadian oil and gas property expense ("COGPE") account at the end of that year. The cost of acquiring the Royalty has been added to the Trust's cumulative COGPE account and any amount that the Trust is required, pursuant to the terms of the Royalty, to pay in a year in respect of additional Canadian resource properties acquired by any of the PrimeWest Operating Corporations will be added to the cumulative COGPE account of the Trust. An amount that becomes receivable by the Trust in a year as a result of a sale of a property by any of the PrimeWest Operating Corporations and the release of the Royalty relating to that property, will be required to be deducted in computing the Trust's cumulative COGPE account. If the balance of the cumulative COGPE of the Trust at the end of a particular taxation year after all additions and deductions for that year have been made would otherwise be a negative amount, the negative amount will be included in the Trust's income for the year.

         In accordance with the Regulations, the Trust may deduct in computing its income for a year a resource allowance equal to 25% of its "adjusted resource profits". Generally, the Trust's adjusted resource profits will equal its income from the Royalty less amounts deducted in computing its income other than deductions in respect of its cumulative COGPE, interest expense or any amount deducted in respect of distributions to Unitholders, as described below. The Trust may not deduct Crown charges reimbursed by it to any of the PrimeWest Operating Corporations in the year.

         The Trust may deduct amounts which become payable by it to Unitholders in the year, to the extent that the Trust has net income for the year after the inclusions and deductions outlined above. An amount will be considered to have become payable to a Unitholder in a taxation year only if it is paid in the year by the Trust or the Unitholder is entitled in that year to enforce payment of the amount. The terms of the Declaration of Trust generally provide that all income of the Trust for a taxation year (excluding capital gains which may be realized by the Trust upon a distribution IN SPECIE of the property of the Trust in connection with a redemption of Trust Units) net of the Trust's expenses will be paid or made payable to Unitholders in the year. Therefore, as a result of such deduction from income and the Trust's entitlement to a Capital Gains Refund (see "Retraction/Redemption of Trust Units", below), it is anticipated that the Trust generally will not have any taxable income for the purposes of the Tax Act. In certain circumstances, Unitholders may receive additional Trust Units instead of cash where the income of the Trust exceeds its aggregate cash flow net of principal debt repayments by the Trust. The excess, if any, of reimbursed Crown charges over the resource allowance deductible by the Trust in the year is deemed to be an amount that has become payable to the Unitholders, to the extent designated by the Trust. We understand that the Trust has designated and will continue to designate the full amount of any such excess annually in respect of the Unitholders. In order to utilize losses from prior taxation years, the Trust may claim as a deduction an amount that is less than the amount of its income that is paid or payable to Unitholders in the year if it designates such amount not to have been paid or become payable to the Unitholders.

TAXATION OF UNITHOLDERS

         A Unitholder will generally be required to include in computing income for a particular taxation year the portion of the net income of the Trust that is paid or becomes payable to the Unitholder in that particular taxation year, whether or not the amount was actually paid to the Unitholder in that year. An amount will be considered to have become payable to a Unitholder in a taxation year if the Unitholder is entitled in the year to enforce payment of the amount. For the purposes of the Tax Act, income of a Unitholder from the Trust Units will be considered to be income from property and not resource income. Any deduction or loss of the Trust for purposes of the Tax Act cannot be allocated to, or treated as a deduction or loss of, a Unitholder. The Trust will provide Unitholders with the relevant information required for completion of their Canadian income tax returns at the relevant time.

         Where the Trust distributes an amount to Unitholders in excess of the income of the Trust and the non-taxable portion of capital gains made payable to Unitholders in a year, that excess amount generally will reduce the adjusted cost base to Unitholders of the Trust Units. The non-taxable portion of capital gains realized by the Trust that is paid or made payable to a Unitholder in a year will not be included in computing the Unitholder's income for the year and will not reduce the adjusted cost base to the Unitholder of the Trust Units. To the extent that the adjusted cost base of Trust Units would otherwise be less than zero, the negative amount will be treated as a capital gain from the disposition of Trust Units.

         Upon the disposition or deemed disposition by a Unitholder of a Trust Unit, whether on a redemption or otherwise, the Unitholder will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition are greater (or less) than the aggregate of the Unitholder's adjusted cost base of the Trust Unit and any reasonable costs associated with the disposition.

         The cost to a Unitholder of Trust Units acquired pursuant to this offering will equal the purchase price of the Trust Units plus the amount of any other reasonable costs incurred in connection therewith. This cost will be averaged with the adjusted cost base of all other Trust Units held by the Unitholder at that time as capital property to determine the adjusted cost base to the Unitholder of each Trust Unit.

         Generally, one-half of any capital gain (a "taxable capital gain") realized by a Unitholder in a taxation year must be included in the Unitholder's income for the year, and one-half of any capital loss (an "allowable capital loss") realized by a Unitholder in a taxation year may be deducted from taxable capital gains realized by the Unitholder in that year. Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

         A Unitholder that throughout the relevant taxation year is a "Canadian-controlled private corporation", as defined in the Tax Act, may be liable to pay an additional refundable tax of 62/3 % on certain investment income, including taxable capital gains.

RETRACTION/REDEMPTION OF TRUST UNITS

         Where the Trust distributes property of the Trust to a Unitholder on a redemption of Trust Units, the Trust will be deemed to receive proceeds of disposition equal to the fair market value of such property at that time (the "Deemed Proceeds"), and such distribution may give rise to a capital gain or income to the Trust. The Trust will be entitled for each taxation year to reduce (or receive a refund in respect of) its liability, if any, for tax on its net taxable capital gains by an amount determined under the Tax Act based on the redemption or retraction of Trust Units during the year (the "Capital Gains Refund"). The Capital Gains Refund in a particular year may not completely offset the Trust's tax liability for such taxation year which may arise upon distributions of property in connection with the redemption of Trust Units. The Declaration of Trust accordingly provides that income of the Trust which is required to satisfy any tax liability on the part of the Trust shall not be payable to Unitholders.

         Where the Trust distributes property of the Trust, other than the Royalty, to a Unitholder on a redemption of Trust Units, the Proposed Amendments will deem the Unitholder to have disposed of its Trust Units for proceeds of disposition equal to the Deemed Proceeds (other than the portion, if any, of the Deemed Proceeds that is considered to be a payment to the Unitholder out of the income or capital gains of the Trust for the year) less the amount, if any, by which the income or capital gain realized by the Trust on such distribution exceeds the portion, if any, of such income or capital gain that is considered to be a payment to the Unitholder out of the income or capital gains of the Trust for the year. Where the property that is distributed to the Unitholder is the Royalty, the Unitholder will be deemed to have disposed of its Trust Units for proceeds of disposition equal to the Deemed Proceeds.

         The cost to a Unitholder of any property distributed to a Unitholder by the Trust will be deemed under the Proposed Amendments to be equal to the Deemed Proceeds (other than the portion, if any, of the Deemed Proceeds that is considered to be a payment to the Unitholder out of the income or capital gains of the Trust for the year).


                                  LEGAL MATTERS

         Certain legal matters in connection with the issuance of the Trust Units offered hereby will be passed upon on behalf of the Trust by Stikeman Elliott, Calgary, Alberta and on behalf of the Underwriters by Macleod Dixon LLP, Calgary, Alberta. The partners and associates of Stikeman Elliott, as a group, and the partners and associates of Macleod Dixon LLP, as a group, each owned, directly or indirectly, less than 1% of the outstanding Trust Units.

                                  RISK FACTORS

         Investors should carefully consider the risks described under "Risk Factors" in the Renewal Annual Information Form of the Trust dated May 14, 2001.


                     AUDITORS, TRANSFER AGENT AND REGISTRAR

         The auditors of the Trust are PricewaterhouseCoopers LLP, Chartered Accountants, 425 - 1st Street S.W., Suite 1200, Calgary, Alberta, T2P 3V7.

         The transfer agent and registrar for the Trust Units is The Trust Company of Bank of Montreal at its principal offices in Toronto and Calgary.


                          PURCHASERS' STATUTORY RIGHTS

         Securities legislation in several of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province for the particulars of these rights or consult with a legal adviser.

                                   SCHEDULE A

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                               COMPILATION REPORT


TO:               The Trustee of PrimeWest Energy Trust
AND TO:           The Directors of PrimeWest Energy Inc.
AND TO:           The Directors of PrimeWest Oil and Gas Corp.


         We have reviewed, as to compilation only, the accompanying unaudited pro forma consolidated balance sheet of PrimeWest Energy Trust (the "Trust") as at December 31, 2000 and the unaudited pro forma consolidated statement of income and cash available for distribution for the year ended December 31, 2000, which have been prepared for inclusion in the prospectus of the Trust dated June 14, 2001 relating to the issue of trust units of the Trust. In our opinion, the unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statement of income and cash available for distribution have been properly compiled to give effect to the proposed transactions and the assumptions described in the accompanying notes thereto.



Calgary, Canada                                   /s/ PRICEWATERHOUSECOOPERS LLP
Dated: June 14, 2001                                       Chartered Accountants

                             PRIMEWEST ENERGY TRUST
                      PRO FORMA CONSOLIDATED BALANCE SHEET

                             AS AT DECEMBER 31, 2000
                            (IN THOUSANDS OF DOLLARS)

                                                                                   RANCHERO       ADJUSTMENTS      PRO FORMA
                                                 PRIMEWEST         CYPRESS        (Unaudited)     (Unaudited)     (Unaudited)
                                                 ----------      -----------      ----------      ----------      ------------
ASSETS
Current Assets
       Cash                                      $       --      $       --       $      --       $    5,519      $     5,519
       Accounts Receivable                           35,063           31,813           3,473                            70,349
       Prepaid Expenses and Inventory                 3,400            2,531                                             5,931
                                                 ----------      -----------      ----------      ----------      ------------
                                                     38,463           34,344           3,473           5,519            81,799


Cash Reserved for Site Restoration                      398               --              --                               398
Capital Assets                                      395,376          368,479          23,670         515,958         1,303,483
                                                 ----------      -----------      ----------      ----------      ------------
                                                 $  434,237      $  402,823       $  27,143       $  521,477      $ 1,385,680
                                                 ==========      ===========      ==========      ==========      ============

LIABILITIES AND UNITHOLDERS'/SHAREHOLDERS'
   EQUITY
Current Liabilities
       Bank Indebtedness                         $      834      $        --      $      --       $               $       834
       Accounts Payable and Accrued
         Liabilities                                 25,775           47,870           5,026                           78,671
       Accrued Distributions                          9,961               --              --                            9,961
       Due to Related Company                         2,057               --              --                            2,057
       Current Portion of Long Term Debt                106               --              --                              106
                                                 ----------      -----------      ----------      ----------      ------------
                                                     38,733           47,870           5,026                           91,629

Long-Term Debt                                       78,940          113,889           5,015         158,578          356,422
Long-term Incentive Liability                         8,930               --              --                            8,930
Deferred Charges                                         --              532              --                              532
Site Restoration Provision                            1,958            3,972             706                            6,636
Future Income Taxes                                  16,596           61,743              --          18,257           96,596
Unitholders'/Shareholders' Equity                   289,080          174,817          16,396         344,642          824,935
                                                 ----------      -----------      ----------      ----------      ------------
                                                 $  434,237      $   402,823      $   27,143      $  521,477      $ 1,385,680
                                                 ==========      ===========      ==========      ==========      ============

                             PRIMEWEST ENERGY TRUST
                 PRO FORMA CONSOLIDATED STATEMENT OF INCOME AND
                         CASH AVAILABLE FOR DISTRIBUTION

                      FOR THE YEAR ENDED DECEMBER 31, 2000
           (IN THOUSANDS OF DOLLARS EXCEPT FOR PER TRUST UNIT AMOUNTS)

                                                  VENATOR       RESERVE                       RANCHERO     ADJUSTMENTS   PRO FORMA
                                   PRIMEWEST    (Unaudited)   (Unaudited)       CYPRESS     (Unaudited)    (Unaudited)  (Unaudited)
                                   ---------    -----------   -----------      ---------     ---------     -----------   ---------
REVENUES
Sales Revenue                      $ 191,339    $    4,490    $   10,298       $ 186,763     $  14,417      $    (349)     406,958
Crown and Other Royalties            (35,157)         (731)         (207)        (45,180)       (1,958)          (850)     (84,083)
Other Income                             379            --            --              --         3,555                       3,934
                                   ---------    ----------    ----------       ---------     ---------     -----------   ---------
                                     156,561         3,759        10,091         141,583        16,014         (1,199)     326,809
                                   ---------    ----------    ----------       ---------     ---------     -----------   ---------

EXPENSES
Operating                             30,175           594           774          18,394         3,676            (66)      53,547
Cash General and
   Administrative                      4,140         1,315         6,071           4,453           788                      16,767
Non-Cash General and
   Administrative                     10,296            --            --              --            --                      10,296
Cash Management Fees                   3,277            --            --              --            --          3,603        6,880
Non-Cash Management Fees                 731            --            --              --            --          1,308        2,039
Interest                               6,359            48         1,436           7,785           999          9,668       26,295
Depletion, Depreciation
   and Amortization                   42,865         1,182         6,525          41,912         4,743         47,953      145,180
                                   ---------    ----------    ----------       ---------     ---------     -----------   ---------
                                      97,843         3,139        14,806          72,544        10,206         62,466      261,004
                                   ---------    ----------    ----------       ---------     ---------     -----------   ---------

Net Income (Loss) for the
   Year before Taxes                  58,718           620        (4,715)         69,039         5,808        (63,665)      65,805
Provision for Income Taxes
  Current Income Taxes                   549           566            34           1,178             8           (483)       1,852
  Future Taxes (Recovery)              2,558          (208)         (416)         29,363            --        (28,739)       2,558
                                   ---------    ----------    ----------       ---------     ---------     -----------   ---------
                                       3,107           358          (382)         30,541             8        (29,222)       4,410

Net Income (Loss) for the
   Year                               55,611           262        (4,333)         38,498         5,800        (34,443)      61,395

Add (Deduct) Amounts to
   Reconcile to Cash
   Available for
   Distribution:
  Depletion, Depreciation
     and Amortization                 42,865         1,182         6,525          41,912         4,743         47,953      145,180
  Undistributed Reserve              (29,266)           --            --              --            --                     (29,266)
  Future Tax (Recovery)                2,558          (208)         (416)         29,363            --        (28,739)       2,558
  Reclamation Fund
     Contributions                   (2,964)            --            --              --            --         (1,473)      (4,437)
  Gain on settlement of
     debt                                 --            --            --              --       (3,555)                      (3,555)
  Non-Cash Management Fees               731            --            --              --            --          1,308        2,039
  Non-Cash General and
     Administrative                   10,296            --            --              --            --                      10,296
                                   ---------    ----------    ----------       ---------     ---------     -----------   ---------

Cash Available for
   Distribution                       79,831         1,236         1,776         109,773         6,988        (15,394)     184,210

Cash Available for
   Distribution to
   Unitholders                        79,033                                                                               182,368

Cash Available for
   Distribution per Fully
   Diluted Trust Unit                   1.80                                                                                  1.83

                                                  VENATOR       RESERVE                       RANCHERO     ADJUSTMENTS   PRO FORMA
                                   PRIMEWEST    (Unaudited)   (Unaudited)       CYPRESS     (Unaudited)    (Unaudited)  (Unaudited)
                                   ---------    -----------   -----------      ---------     ---------     -----------   ---------
Net Income per Fully
   Diluted Trust Unit                   1.26                                                                                  0.62

Fully Diluted Weighted
   Average Units
   Outstanding                        44,027                                                                                99,704

                             PRIMEWEST ENERGY TRUST

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                 AS AT AND FOR THE YEAR ENDED DECEMBER 31, 2000
                                   (Unaudited)

1)       BASIS OF PRESENTATION

The accompanying unaudited pro forma consolidated financial statements ("pro forma statements") have been prepared from information derived from the published audited and unaudited financial statements of PrimeWest Energy Trust (the "Trust"), of Venator Petroleum Company Ltd. ("Venator"), of Reserve Royalty Corporation ("Reserve Royalty"), of Cypress Energy Inc. ("Cypress") and of Ranchero Energy Inc. ("Ranchero"), (i) as at and for the year ended December 31, 2000, in the case of the Trust, Cypress and Ranchero, (ii) as at and for the period ended April 18, 2000, the date of change of control of Venator, in the case of Venator, and (iii) as at and for the period ended July 27, 2000, the date of change of control of Reserve Royalty, in the case of Reserve Royalty.

In the opinion of management of the Trust, these pro forma statements include all material adjustments necessary for fair presentation in accordance with generally accepted accounting principles in Canada. The pro forma consolidated balance sheets give effect to the transactions described in note 2 as if they occurred on the balance sheet date while the pro forma consolidated statements of income and cash available for distribution give effect to those transactions as if they had occurred at the beginning of the period.

These pro forma statements may not be indicative either of the results that actually would have occurred if the events reflected herein had taken place on the dates indicated or of the results which may be obtained in the future, including administrative efficiencies that would occur from the combination of the two companies.

The pro forma statements should be read in conjunction with the published financial statements of the Trust and Cypress, which are incorporated by reference in the prospectus.

2) PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

The accounting principles used in preparation of the pro forma statements are in accordance with those used in the preparation of the statements of the Trust, Cypress and Ranchero as at and for the year ended December 31, 2000.

The pro forma consolidated balance sheet and statement of income and cash available for distribution give effect to the following assumptions and adjustments:

2.1 The Trust purchased approximately 97% of the outstanding shares of Venator on April 18, 2000 by issuing 0.657 PrimeWest trust units or exchangeable shares of PrimeWest Resources Ltd. for each Venator share deposited. The remaining shares of Venator were acquired by way of compulsory acquisition pursuant to the BUSINESS CORPORATIONS ACT (Alberta). The total number of PrimeWest trust units issued pursuant to the offer was 2,368,936 and the total number of exchangeable shares issued pursuant to the offer was 2,012,422. For purposes of the pro forma statements, the PrimeWest trust units and the exchangeable shares have been ascribed a value of $6.60 per trust unit and per exchangeable share, resulting in aggregate consideration, excluding the assumption of negative working capital and related fees and expenses, of $28,916,963. On April 18, 2000, the exchangeable shares were convertible to trust units on a one to one basis. As of May 15, 2001, the exchange ratio was 1.1474 trust units for each exchangeable share.

2.2 The Trust purchased approximately 95% of the outstanding shares of Reserve Royalty on July 27, 2000 by issuing 0.065 PrimeWest trust units for each Reserve Royalty share tendered. The remaining shares of Reserve Royalty were acquired by way of a compulsory acquisition pursuant to the BUSINESS CORPORATIONS ACT (Alberta). The total number of PrimeWest trust units issued pursuant to the offer was 6,660,082. For purposes of the pro forma statements, the PrimeWest trust units have been ascribed a value of $8.10 per trust unit, resulting in an aggregate consideration, excluding the assumption of debt, working capital and related fees and expenses, of $53,946,664.

                             PRIMEWEST ENERGY TRUST

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                 AS AT AND FOR THE YEAR ENDED DECEMBER 31, 2000
                                   (Unaudited)


2.3 Cypress purchased approximately 97% of the outstanding shares of Ranchero on March 23, 2001 by issuing 0.1723 Class A common shares of Cypress, to a maximum of 1,076,900 Class A common shares of Cypress, or paying $1.68 in cash for each Ranchero share deposited. The remaining shares of Ranchero were acquired by way of compulsory acquisition pursuant to the BUSINESS CORPORATIONS ACT (Alberta). The total number of Class A common shares of Cypress issued pursuant to the offer was 1,042,607 and the total amount of cash paid pursuant to the offer was $25,378,132. For purposes of the pro forma statements, the Class A common shares of Cypress have been ascribed a value of $9.75 per share, resulting in aggregate consideration, excluding the assumption of debt, working capital and related fees and expenses, of $35,543,550.

2.4 The Trust purchased approximately 97% of the outstanding shares of Cypress on March 29, 2001 by issuing 1.45 Trust Units or exchangeable shares of PrimeWest Oil and Gas Corp., to a maximum of 5,440,000 exchangeable shares, or paying $14.00 in cash, to a maximum of $60,000,000, for each Cypress share deposited. The remaining shares of Cypress were acquired by way of compulsory acquisition pursuant to the BUSINESS CORPORATIONS ACT (Alberta). The total number of PrimeWest trust units issued pursuant to the offer was 50,237,417, the total number of exchangeable shares issued pursuant to the offer was 5,440,000 and the total amount of cash paid pursuant to the offer was approximately $60,000,000. For purposes of the pro forma statements, the PrimeWest trust units and the exchangeable shares have been ascribed a value of $9.75 per trust unit and per exchangeable share, resulting in aggregate consideration, excluding the assumption of debt, working capital and related fees and expenses, of $602,854,816. On March 29, 2001 the exchangeable shares were convertible to trust units on a one to one basis. As of May 15, 2001, the exchange ratio was
         1.04366 trust units for each exchangeable share.

2.5 The transactions have been accounted for using the purchase method. The following tables show the assumptions made with respect to the allocation of the aggregate purchase price to net assets and the adjustments necessary to their historical cost carrying value at December 31, 2000:

                                                              ('000)

                                                             RANCHERO
                                                            -----------
Fair value of Cypress shares issued                         $    10,165
Cash consideration                                               25,378
Related fees and expenses                                         1,700
                                                            -----------
Cost of acquisition                                              37,243
Book value of assets acquired                                    19,773
                                                            -----------
Purchase price discrepancy (1)                                   17,470
                                                            ===========

Note:

(1)      Allocated against oil and gas assets.

                             PRIMEWEST ENERGY TRUST

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                 AS AT AND FOR THE YEAR ENDED DECEMBER 31, 2000
                                   (Unaudited)


                                                      ('000)

                                                     CYPRESS
                                                   ----------
Fair value of PrimeWest trust units issued         $  542,855
Cash consideration                                     60,000
Related fees and expenses (1)                          70,450
                                                   ----------
Cost of acquisition                                   673,305
Book value of net assets acquired                     174,817
                                                   ----------
Purchase price discrepancy (2)                        498,488
                                                   ==========

Note:

(1)      Includes cash out of Cypress employee options

(2)      Allocated against oil and gas assets.


2.6      (a)      Depreciation, depletion and amortization has been adjusted to reflect the pro forma value of capital assets as if the acquisitions had occurred at the beginning of the year.


         (b) Pro forma per trust unit calculations give effect to the issuance of additional trust units of the Trust, the exercise of vested and in-the-money unit appreciation rights, exchangeable shares of PrimeWest Resources Ltd. and exchangeable shares of PrimeWest Oil and Gas Corp. for the acquisition by the Trust of Venator, Reserve Royalty and Cypress (after giving effect to the acquisition of Ranchero by Cypress) as if the trust units and exchangeable shares had been issued at the beginning of the year and the exchangeable shares were exchanged for trust units at that time.

         (c) Cash and non-cash management fees, interest, Alberta Royalty Tax Credit and contribution to the reclamation fund have been calculated assuming the acquisitions by the Trust of Venator, Reserve Royalty and Cypress and the acquisition by Cypress of Ranchero had been completed at the beginning of the year.

         (d) Future income taxes have been recorded pertaining to the purchase of Cypress and Ranchero as at December 31, 2000 using the liability method of accounting for income taxes.

         (e) The adjustment to cash reflects the exercise of Ranchero options by its employees. Cypress options were paid out in cash and are reflected in related fees and expenses of the acquisition.

                            CERTIFICATE OF PRIMEWEST

Date:  June 14, 2001

         This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of each of the provinces of Canada. For the purpose of the Province of Quebec, this simplified prospectus, as supplemented by the permanent information record, contains no misrepresentation that is likely to affect the value or the market price of the securities to be distributed.



                             PRIMEWEST ENERGY TRUST

                            By: PRIMEWEST ENERGY INC.



    /s/  Kent J. MacIntyre                      /s/  Susan M. Duncan
  ------------------------------            -------------------------------
       Vice-Chairman and                      Vice President, Finance and
    Chief Executive Officer




                      On behalf of the Board of Directors:



    /s/  Harold P. Milavsky                     /s/  Kent J. MacIntyre
  ------------------------------            -------------------------------
            Director                                    Director




                            PRIMEWEST MANAGEMENT INC.



                              /s/ Kent J. MacIntyre
                         ------------------------------
                             Chief Executive Officer

                         CERTIFICATE OF THE UNDERWRITERS

Date:  June 14, 2001

         To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of each of the provinces of Canada. For the purpose of the Province of Quebec, to our knowledge, this simplified prospectus, as supplemented by the permanent information record, contains no misrepresentation that is likely to affect the value or the market price of the securities to be distributed.

     SCOTIA CAPITAL INC.                                     CIBC WORLD MARKETS INC.


    By: /s/ Eric McFadden                                    By: /s/ Brenda A. Mason




BMO NESBITT BURNS INC.          MERRILL LYNCH CANADA INC.    RBC DOMINION SECURITIES INC.


By: /s/ Shane C. Fildes         By: /s/ Drew M. Ross         By: /s/ Ian G. Wild




                                YORKTON SECURITIES INC.


                                By: /s/ Daniel J. Cristall
